Investor Contacts: Gerald Tucciarone
Chief Financial Officer
631/434-1600 extension 306

HAUPPAUGE DIGITAL REPORTS FISCAL 2006
SECOND QUARTER AND SIX MONTH FINANCIAL RESULTS
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Sales increases of 31% and 18% spurs record sales for the quarter and six month periods ended March 31, 2006.
Net income per share reported of $0.10 and $0.20 for the quarter and six month periods.
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HAUPPAUGE, NY - May 11, 2006 - Hauppauge Digital, Inc. (NASDAQ: HAUP), a leading developer of digital video TV and data broadcast receiver products for personal computers, today reported financial results for the second fiscal quarter and six months ended March 31, 2006.

SECOND QUARTER RESULTS

Net sales were $26.7 million for the second quarter compared to $20.4 million for the previous year’s second quarter, an increase of approximately 31%. Growth of North American and Asian retail sales and international OEM sales were the primary factors in the sales increase.

Gross profit percentage was 19.42% for the second quarter compared with a gross profit of 23.67% for the previous year’s second quarter. Higher sales of lower margin OEM products coupled with an increase in transportation costs were the items driving the gross profit percent decrease.

Selling, General and Administrative expenses increased by $103,044. Expenses for stock options plus increased personnel costs, partially offset by lower sales and marketing costs, were the primary reasons for the increase.

The Company recorded net income for the second fiscal quarter ended March 31, 2006 of $957,878, compared to net income of $827,465 for the second fiscal quarter ended March 31, 2005, an increase of about 16%. Net income per share was $0.10 on a basic and diluted basis for the quarter ended March 31, 2006 compared to net income per share of $0.09 and $0.08 on a basic and diluted basis for the three months ended March 31 2005.

SIX MONTH RESULTS

Net sales were $51.7 million for the six months ended March 31, 2006 compared to $43.7 million for the previous year, an increase of approximately 18%. Growth of North American and Asian retail sales and international OEM sales were the primary factors in the sales increase.

Gross profit percentage was 20.13% for the six months ended March 31, 2006 compared with a gross profit of 23.17% for the previous year. Higher sales of lower margin OEM products coupled with an increase in transportation costs were the items driving the gross profit percent decrease.

Selling, General and Administrative expenses increased by $57,056. Expenses for stock options plus increased personnel costs, partially offset by lower sales and marketing costs, were the primary reasons for the increase.

The Company recorded net income for the six months ended March 31, 2006 of $1,978,352, compared to net income of $2,091,155 for the six months ended March 31, 2005. Net income per share was $0.21 and $0.20 on a basic and diluted basis for the six months ended March 31, 2006 compared to net income per share of $0.22 and $0.21 on a basic and diluted basis for the six months ended March 31 2005.

DISCUSSION OF RESULTS

Ken Plotkin, Hauppauge’s Chief Executive Officer, stated “Though the second fiscal quarter is typically a slower sales period after the holiday season, we saw sales increases in several markets, both domestic and international. These increases drove a 31% sales increase for the quarter, even though our European sales still struggle with declines in the European retail market.

The Company continues to see a migration from our older analog TV tuner products to our newer WinTV-HVR and WinTV-PVR product lines. We introduced new models in the quarter, primarily aimed at the Windows Media Center market.

Our expenses have been relatively stable for the last year, though we have seen a dramatic increase in the cost of transporting our products to our customers. This increase was partially responsible for the decline in our gross profit margins for the quarter.

Looking at the third fiscal quarter, we are seeing our typical softening in sales as we move into the slower summer quarter.”

ABOUT HAUPPAUGE DIGITAL

Hauppauge Digital, Inc. is a leading developer of analog and digital TV receiver products for the personal computer market. Through its Hauppauge Computer Works, Inc. and Hauppauge Digital Europe subsidiaries, the Company designs and develops analog and digital TV receivers that allow PC users to watch television on their PC screen in a resizable window and enable the recording of TV shows to a hard disk, digital video editing, video conferencing, receiving of digital TV transmissions, and the display of digital media stored on a computer to a TV set via a home network. The Company is headquartered in Hauppauge, New York, with administrative offices in Luxembourg, Ireland and Singapore and sales offices in Germany, London, Paris, The Netherlands, Sweden, Italy, Spain, Singapore, Taiwan and California. The Company’s Internet web site can be found at http://www.hauppauge.com.

This press release contains forward-looking statements as that term is defined in the federal securities laws. The events described in forward-looking statements contained in this press release may not occur. Generally these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of our plans or strategies, projected or anticipated benefits from acquisitions to be made by us, or projections involving anticipated revenues, earnings or other aspects of our operating results. The words "may," "will," "expect," "believe," "anticipate," "project," "plan," "intend," "estimate," and "continue," and their opposites and similar expressions are intended to identify forward-looking statements. We caution you that these statements are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences (including, but not limited to, those set forth in our Annual Report on Form 10-K for the year ended September 30, 2005), many of which are beyond our control, that may influence the accuracy of the statements and the projections upon which the statements are based. Our actual results, performance and achievements could differ materially from those expressed or implied in these forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether from new information, future events or otherwise.

[ Financial Table Follows ]

HAUPPAUGE DIGITAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months ended March 31,
	2006	2005
Net Sales	$26,685,393	$20,362,293
Cost of Sales	21,503,859	15,542,399
Gross Profit	5,181,534	4,819,894

Selling, General and Administrative expenses	3,429,858	3,326,814
Research & Development expenses	768,832	631,437
Income from operations	982,844	861,643

Other income:
Interest income	6,275	3,150
Foreign currency	13,487	7,672
Total other income	19,762	10,822
Income before income tax expense	1,002,606	872,465
Income tax expense	44,728	45,000
Net income	$957,878	$827,465

Net income per share
Basic	$0.10	$0.09
Diluted	$0.10	$0.08

Weighted average shares-basic	9,576,522	9,460,702
Weighted average shares-diluted	10,057,585	10,101,170

HAUPPAUGE DIGITAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Six Months ended March 31,
	2006	2005
Net Sales	$51,730,383	$43,722,736
Cost of Sales	41,317,065	33,591,477
Gross Profit	10,413,318	10,131,259

Selling, General and Administrative expenses	6,810,926	6,753,870
Research & Development expenses	1,562,833	1,188,967
Income from operations	2,039,559	2,188,422

Other income :
Interest income	11,481	4,661
Foreign currency	14,451	(928)
Total other income	25,932	3,733
Income before income tax expense	2,065,491	2,192,155
Income tax expense	87,139	101,000
Net income	$1,978,352	$2,091,155

Net income per share
Basic	$0.21	$0.22
Diluted	$0.20	$0.21

Weighted average shares-basic	9,541,935	9,368,428
Weighted average shares-diluted	9,989,699	9,999,405

HAUPPAUGE DIGITAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	September 30,
	2006	2005
Assets:

Current Assets:
Cash and cash equivalents	$4,455,518	$7,567,393
Accounts receivables, net of various allowances	27,861,474	13,048,076
Inventories	12,752,933	9,806,785
Prepaid expenses and other current assets	1,138,202	1,087,453
Total current assets	46,208,127	31,509,707

Property, plant and equipment, net	542,169	525,108
Security deposits and other non current assets	83,240	81,529
	$46,833,536	$32,116,344

Liabilities and Stockholders’ Equity :

Current Liabilities:
Accounts payable	$23,568,278	$10,750,560
Accrued expenses -licensing fees	4,437,659	4,126,506
Accrued expenses	1,378,634	1,121,842
Income taxes payable	198,577	175,944
Total current liabilities	29,583,148	16,174,852

Stockholders' Equity
Common stock $.01 par value; 25,000,000 shares authorized
10,226,804 and 10,107,936 issued, respectively	102,269	101,080
Additional paid-in capital	13,995,648	13,603,705
Retained earnings	5,290,240	3,311,888
Accumulated other comprehensive income	(379,818)	682,770
Treasury Stock, at cost, 607,547shares	(1,757,951)	(1,757,951)
Total stockholders' equity	17,250,388	15,941,492
	$46,833,536	$32,116,344

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